CMA Master Money Trust
File Number: 811-21299
CIK Number: 0001186239
For the Period Ending: 9/30/2003

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the six months ended September 30, 2003.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/02/2003	$100,000	Preferred Receivable Fund	1.25%	05/06/2003
04/25/2003	53,472	Falcon Asset Securitization	1.26	05/22/2003
05/02/2003	50,000	Apeco, Inc.	1.25	06/19/2003
05/02/2003	100,000	Preferred Receivable Fund	1.25	06/04/2003
05/08/2003	175,000	Sigma Finance Corp.	5.00	05/17/2004
05/12/2003	35,000	Forrestal Funding Master	1.25	06/30/2003
05/13/2003	44,085	Delaware Funding Corp.	1.27	06/13/2003
05/13/2003	25,000	Windmill Funding Corp.	1.25	07/02/2003
06/03/2003	167,000	Beta Finance	1.31	06/07/2004
06/26/2003	77,320	Edison Asset Securitization	1.05	08/22/2003
06/26/2003	124,800	Old Line Funding Corp.	1.05	08/19/2003
06/27/2003	100,000	Forrestal Funding Master	1.06	07/31/2003
07/16/2003	75,000	Falcon Asset Securitization	1.04	08/18/2003
07/17/2003	40,000	Clipper Receivables Corp	1.03	08/22/2003
09/05/2003	70,000	Clipper Receivables Corp	5.34	10/15/2003
09/05/2003	72,000	Greyhawk Funding LLC	1.07	11/10/2003